Execution Version

AMENDED & RESTATED EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this June 29, 2026, and effective as of May 2, 2026 (the “Effective Date”), by and between PennantPark Private Income Fund, a Delaware statutory trust (the “Company”), and PennantPark Private Income Fund Advisers LLC, a Delaware limited liability company (the “Investment Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Company has retained the Investment Adviser to furnish investment advisory services to the Company on the terms and conditions set forth in the amended and restated investment advisory management agreement, dated October 29, 2025, entered between the Company and the Investment Adviser (the “Investment Advisory Management Agreement”);

WHEREAS, the Company and the Investment Adviser entered into that certain Expense Limitation and Reimbursement Agreement, dated October 29, 2025 (the “Initial Agreement”);

WHEREAS, the Company and the Investment Adviser previously determined that it was appropriate and in the best interests of the Company that the Investment Adviser may elect to pay a portion of the Company’s expenses from time to time, which amounts the Company will be obligated to reimburse to the Investment Adviser at a later date if certain conditions are met; and

WHEREAS, the Company and the Investment Adviser have mutually determined to amend and restate the Initial Agreement to reflect the Investment Adviser's intention to provide broader expense support to the Company instead of a limitation on the Company's expenses.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.
Adviser Expense Payments to the Company

(a)
At such times as the Investment Adviser determines, the Investment Adviser may elect to pay some or all of the Specified Expenses of the Company on the Company’s behalf (each such payment, an “Expense Payment”). For purposes of this Agreement, “Specified Expenses” mean the Company’s costs and expenses other than: (i) the Base Management Fee (as defined in the Investment Advisory Management Agreement); (ii) Incentive Fee (as defined in the Investment Advisory Management Agreement); (iii) brokerage costs; (iv) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company or any of its subsidiaries, including, without limitation, any financing charges in connection with any repurchase agreement or similar type transaction); (v) taxes; (vi) extraordinary expenses (as determined in the sole discretion of the Investment Adviser); (vii) any Organization and Offering Expenses (as defined in that certain Expense Holiday Agreement, dated as of October 29, 2025, by and between the Company and the Investment Adviser); and (viii) the indirect costs of investing in other investment companies including private funds that rely on Section 3(c)(1) or 3(c)(7) of the Investment Company Act (to the extent applicable).

(b)
In making an Expense Payment, the Investment Adviser may designate, as it deems necessary or advisable, the type of expense it is paying.

(c)
The Company’s right to receive an Expense Payment shall automatically be an asset of the Company on the last business day of the applicable calendar quarter in which the Investment Adviser commits to make such Expense Payment. Any Expense Payment that the Investment Adviser has committed to pay shall be paid by the Investment Adviser to the Company in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Company to the Investment Adviser or its affiliates.

2.
Reimbursement of Expense Payments by the Company

(a)
Following any calendar quarter in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Company’s shareholders based on distributions declared with respect to record dates occurring in such calendar quarter (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof in accordance with Section 2(b), as applicable, to the Investment Adviser until such time as all Expense Payments made by the Investment Adviser to the Company within three years prior to the last business day of such calendar quarter shall have been reimbursed. Any payments required to be made by the Company pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Company’s net investment income as determined under U.S. Generally Accepted Accounting Principles, and (ii) dividends and other distributions paid to the Company on account of investments in portfolio companies (to the extent such amounts listed in clause (ii) are not included under clause (i) above).

(b)
The amount of the Reimbursement Payment for any calendar quarter shall equal the lesser of (i) the Excess Operating Funds in such quarter and (ii) the aggregate amount of all Expense Payments made by the Investment Adviser to the Company within three years prior to the last business day of such calendar quarter that have not been previously reimbursed by the Company to the Investment Adviser; provided that the Investment Adviser may defer its right to receive all or a portion of any Reimbursement Payment in any particular calendar quarter, in which case such deferred amount shall remain unreimbursed Expense Payments eligible for reimbursement in future quarters pursuant to the terms of this Agreement (each such deferred amount, a “Deferred Reimbursement Payment”).

(c)
Commencing upon the later of (x) the Fund receiving $185,000,000 in gross proceeds from the sale of shares (whether occurring before or after the termination of this Agreement), excluding shares purchased by the Investment Adviser or its affiliates and by the Company’s directors and officers and (y) September 16, 2027, the Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the applicable calendar quarter, except to the extent the Investment Adviser has waived or deferred its right to receive such payment for the applicable quarter. In connection with any Reimbursement Payment, the Company may deliver a notice substantially in the form of Appendix A. The Reimbursement Payment for any calendar quarter shall be paid by the Company to the Investment Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar quarter and in no event later than forty-five (45) days after the end of such calendar quarter.

(a)
All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Investment Adviser to the Company within three years prior to the last business day of the calendar quarter in which such Reimbursement Payment obligation is accrued.

(b)
The Investment Adviser may waive its right to receive all or a portion of any Reimbursement Payment under this Agreement.

3.
Termination and Survival

(a)
This Agreement shall become effective on the Effective Date and shall terminate automatically on September 30, 2027.

(b)
This Agreement may be terminated, without the payment of any penalty, by the Company at any time, with or without notice.

(c)
This Agreement shall automatically terminate in the event of: (i) the termination by the Company of the Investment Advisory Management Agreement; provided that a new Investment Advisory Management Agreement with the Investment Adviser (or with an affiliate under common control with the Investment Adviser) does not become effective upon such termination; (ii) the board of trustees of the Company makes a determination to dissolve or liquidate the Company; or (iii) upon a quotation or listing of the Company’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Company’s assets to, or a merger or other liquidity transaction with, an entity in which the Company’s shareholders receive shares of a publicly-traded company which continues to be managed by the Investment Adviser or an affiliate thereof.

(d)
Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to the Investment Adviser (including with respect to the Reimbursement Payments that automatically become a liability of the Company following the termination of this Agreement pursuant to Section 2(c)(x)), including, without limitation, any Deferred Reimbursement Payment.

4.
Miscellaneous

(a)
The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)
This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

(c)
This Agreement shall be governed by the laws of the State of New York. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

(d)
If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

(e)
The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Investment Adviser.

(f)
This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(g)
For the avoidance of doubt, no separate calculation, reimbursement obligation or settlement shall be required under the Initial Agreement with respect to the period from April 1, 2026 through and including May 1, 2026, and any Specified Expenses of the Company attributable to that period shall be taken into account solely under, and in accordance with, the Expense Payment and Reimbursement Payment framework of this Agreement for the calendar quarter ending June 30, 2026.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PENNANTPARK PRIVATE INCOME FUND

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn
Title: Chief Executive Officer

PENNANTPARK PRIVATE INCOME FUND ADVISERS LLC

By:	/s/ Arthur H. Penn
Name: Arthur H. Penn
Title: Chief Executive Officer

[Signature Page to Amended and Restated Expense Limitation and Reimbursement Agreement]

Appendix A

Form of Notice of Expense Payment or Reimbursement Payment

☐ Expense Payment

Expense Payment Effective Date:

Expense Payment Amount:

All Expense Payments are subject to reimbursement pursuant to the terms of the Agreement.

☐ Reimbursement Payment

Reimbursement Payment Effective Date:

Reimbursement Payment Amount: